For Immediate Release

Contact:
DOV Pharmaceutical, Inc.
Investor Relations and Corporate Communications
(732) 907-3640

DOV Pharmaceutical Announces Entry Into Restructuring Support Agreement

SOMERSET, NJ, January 25, 2007 - DOV Pharmaceutical, Inc. (Pink Sheets: DOVP.PK) (“DOV” or the “Company”) announced today that it has entered into a Restructuring Support Agreement (the “RSA”) with members of an ad hoc committee of the holders of DOV’s 2.50% Convertible Subordinated Debentures due 2025 (the “Debentures”).

Debenture holders holding approximately 88% of the total outstanding Debentures have agreed to (i) participate in and support DOV’s offer to exchange the $70 million of Debentures for one or more new series of convertible preferred stock and an aggregate $14.9 million cash payment (the “Exchange Offer”); and (ii) not take any actions or exercise any remedies relating to DOV’s failure on January 3, 2007 to repurchase the Debentures pursuant to the offer to repurchase unless DOV commences bankruptcy proceedings or such a proceeding is commenced against DOV, or unless the RSA is terminated for any other reason under the terms of the RSA.

Under the RSA, DOV has agreed to offer to all holders of Debentures, the right to exchange for each $1,000 in principal amount of Debentures properly tendered and accepted for exchange, 8 shares of a new series of convertible preferred stock, par value $1.00 per share and a liquidation preference of $100 per share, plus a cash payment of $212.50. The new preferred stock will be convertible into shares of common stock, and also will automatically convert thirty days following stockholder approval and filing of an amendment to DOV’s charter increasing the number of shares of authorized common stock as necessary to accommodate such conversion. Generally, the preferred stock will vote with the common stock as a single class on an as-converted basis. The RSA provides that holders of a majority of the new preferred stock will be entitled to appoint a majority of DOV’s Board of Directors following the completion of the exchange offer. The RSA also provides that DOV will offer an alternative series of convertible preferred stock that will have different terms from the convertible preferred stock described above. This alternative series of preferred stock will have no voting rights except as required by law and will not have a fixed liquidation preference. The Company currently has 26,743,657 common shares outstanding. On an as converted basis if all Debentures are tendered in the Exchange Offer, the bondholders would hold 106,974,628 shares of common stock of the Company or approximately 80% of the equity of DOV without giving effect to any warrants and existing and future equity incentive plans of the Company.

As provided by the RSA, the Exchange Offer will be conditioned upon the valid tender of at least 99% of the aggregate principal amount of the outstanding Debentures. This condition may be modified by DOV with the consent of the holders of a majority in outstanding principal amount of the Debentures. The Exchange Offer will also be conditioned on several other conditions. DOV will not be required, but will reserve the right, to accept for exchange any existing Debentures tendered (or, alternatively, DOV may terminate the Exchange Offer) if any of the conditions of the Exchange Offer remain unsatisfied.

In connection with the Exchange Offer, it is anticipated that holders of DOV’s outstanding common stock will receive approximately one and one-tenths (1.1) warrants (each to purchase one (1) share of common stock) for each share of common stock outstanding totaling approximately 30,000,000 warrants. The exercise price for the warrants will be $0.523 per share and the warrants will expire December 31, 2009.

Assuming all Debentures are tendered in the Exchange Offer and all the new convertible preferred stock issued in the Exchange Offer were converted into common stock following completion of the Exchange Offer, existing common stockholders would own approximately 20% of the equity of DOV without giving effect to any warrants and existing and future equity incentive plans of the Company. Assuming all Debentures are tendered in the Exchange Offer, all the new convertible preferred stock issued in the Exchange Offer were converted into common stock following completion of the Exchange Offer and all warrants issued in connection with the Exchange Offer are exercised, existing common stockholders would own approximately 34.7% of the equity of DOV without giving effect to existing and future equity incentive plans of the Company.

If DOV is unable to restructure its obligations under the Debentures, it may be forced to seek protection under the United States bankruptcy laws.
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This press release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. DOV has not commenced the Exchange Offer referred to above. If the Exchange Offer is commenced, DOV will provide holders of the Debentures with written materials explaining the full terms and conditions of the Exchange Offer, and will also file these materials with the Securities and Exchange Commission. When and if these materials become available, holders should read them carefully, as well as any amendments or supplements to those documents, because they will contain important information. Once the materials are filed with the SEC, they will be available free of charge at the SEC's website—www.sec.gov. In addition, DOV will provide copies of these documents free of charge to holders of its outstanding Debentures upon request to Investor Relations (732.907.3640).

This press release may be deemed to be solicitation material in respect of the potential proposal to stockholders to increase the number of authorized shares of common stock of DOV. If DOV determines to present such proposal to its stockholders, DOV would file with the SEC a proxy statement and other relevant materials. Stockholders are urged to read the proxy statement and any other relevant materials filed by DOV because they will contain important information. Once the materials are filed with the SEC, they will be available free of charge at the SEC’s website—www.sec.gov. In addition, DOV will provide copies of these documents free of charge to stockholders upon request to Investor Relations (732.907.3640).

DOV and its executive officers and directors may be deemed to be participants in the solicitation of proxies from DOV stockholders in favor of any such proposal. Stockholders may obtain information regarding the direct and indirect interests of DOV and its executive officers and directors with respect to the proposal by reading the proxy statement, if and when filed with the SEC.

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About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders.  The Company’s product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding the proposed restructuring of our obligations under the Debentures.  You can also identify forward-looking statements by the following words:  may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology.  We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident.  Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control.  Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

·	consummate the Exchange Offer or raise substantial additional capital in order to repay the Debentures;

·	raise substantial additional capital in order to fund operations;

·	pursue and receive stockholder approval of the increase in authorized common stock;

·	obtain and maintain all necessary patents, licenses and other intellectual property rights;

·	demonstrate the safety and efficacy of product candidates at each stage of development;

·	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

·	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

·	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;

·	obtain and maintain collaborations as required with pharmaceutical partners; and

·	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q for the quarter ended September 30, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.